Exhibit 99.1

Park City Group Plans to Repurchase Preferred Stock

As Part of Comprehensive Capital Allocation Strategy, Company to Utilize Portion of Free Cash Flow to Redeem and Retire Preferred Stock

Salt Lake City, UT – September 12, 2023 – Park City Group, Inc. (NASDAQ: PCYG), parent company of ReposiTrak, the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, announced that its Board of Directors has decided to commence the redemption and retirement of the Series B Preferred Stock ("Series B Preferred") and Series B-1 Preferred Stock ("Series B-1 Preferred").

As of March 31, 2023, a total of 625,375 shares of Series B Preferred and 212,402 shares of Series B-1 Preferred were issued and outstanding. The total aggregate cost to redeem and retire both the Series B and Series B-1 Preferred at their stated value is $8,964,214 or $10.70 per share. The Company anticipates utilizing a portion of its annual free cash flow to redeem and retire all outstanding Preferred Stock over the next three years.

"This decision reflects the obvious next step in our stated capital allocation strategy," commented Randall K. Fields, Chairman and CEO of Park City Group. "Over the past four years, we have built a fortress balance sheet, with nearly $23 million in cash at March 31, 2023 while simultaneously repurchasing and retiring nearly two million shares of common stock, paying off $6 million in bank debt, and commencing a quarterly cash dividend to common shareholders. Redeeming and retiring our Preferred Stock will eliminate approximately $147,000 in cash dividends per quarter, once the redemption is complete, further expanding our free cash flow generation."

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2022 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Park City Group, Inc. ("Park City Group") are intended to identify such forward-looking statements. Park City Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts

Investor Relations

John Merrill, CFO

Investor-relations@parkcitygroup.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com